EXHIBIT 23.B
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-96959, 333-26813, 333-26831, 333-26823, 33-46519, 33-49956, 33-51851, 33-57553, 33-51853, 333-75781, 333-78949, 333-78951, 333-78979, 333-94717, 333-94719, 333-52100, 333-64240, 333-64236, 333-31060, 333-82506) and S-3 (No. 333-82412) of El Paso Corporation of our report dated February 25, 2005 relating to the financial statemetns, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Midland Cogeneration Venture L.P. which appears in the El Paso Corporation Form 10-K for the year ended December 31, 2004.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 22, 2005